Exhibit 99.1

Hecla Reports Second Quarter Net Income of $13.7 Million and Operating Cashflow of $54.0 Million: Lowering Full-Year Cash Cost Guidance to $1.00-$1.50 Per Ounce1

For the Period Ended June 30, 2010

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--July 28, 2010--Hecla Mining Company (NYSE:HL) today reported second quarter financial and operating results for 2010.

SECOND QUARTER 2010 HIGHLIGHTS

  Silver production of 2.6 million ounces
  Gold production of 17,880 ounces
  Cash costs of negative $1.82 per ounce of silver after by-product credits in the second quarter of 2010 and cash costs of negative $2.41 per ounce of silver in the first half of 2010
  Net income of $13.7 million, or 6 cents per basic share, applicable to common shareholders
  Cash flow from operations of $54.0 million
  Second highest gross profit and cash flow from operating activities in Hecla’s 119-year history
  Strong balance sheet with more than $197 million in cash, up from $116 million at March 31, 2010

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “Our mines, operating management and orebodies combined with current prices allowed Hecla to generate an extraordinary amount of cash flow for the amount of production. With very low operating costs per ounce, our margin was in excess of $20 per ounce of silver which drove cash flow of $54 million in the quarter, the second highest in Hecla's history. This cash flow enabled Hecla to deploy financial resources to support larger exploration and development programs to build for the future. Importantly, we increased our cash balance during the recent quarter by more than $80 million to almost $200 million."

FINANCIAL

Hecla reported net income of $17.1 million in the second quarter of 2010, compared with net income of $2.5 million in the second quarter of 2009. After dividends to holders of its preferred stock, Hecla reported net income applicable to common shareholders of $13.7 million, or 6 cents per basic share, in the second quarter of 2010, compared to a loss of $0.9 million in the second quarter of 2009. Hecla’s mandatory convertible preferred stock will be converted into common stock in January 2011.

Cash flow from operating activities in the second quarter of 2010 was $54.0 million compared with $20.0 million in cash flow from operating activities in the same prior year period. In the second quarter of 2010, the company also received $45.6 million from the exercise of common stock purchase warrants and stock options. During the quarter, capital expenditures were $18.2 million compared to $7.3 million in the same prior year period. The increase is primarily the result of a ramp-up in capital expenditures, particularly with deep development at the Lucky Friday mine.

(1) Cash cost per ounce is a non-GAAP measure, see Reconciliation of Net Income at end of this release.

During the second quarter of 2010, Hecla recorded a gain totaling $8.4 million associated with its base metals hedging program which was implemented to reduce the company’s exposure to both provisional price adjustments and to reduce the impact of base metals price volatility. Of the total, $6.4 million was related to its hedging of base metals exposure on provisionally priced metal shipments and a gain of $2.0 million is associated with its longer-dated hedging program. The company reported negative price adjustments of $5.7 million during the second quarter of 2010. During the second quarter of 2010, the company also recorded a loss on impairment of investments of $0.7 million associated with marketable securities held in another mining company.

Baker said, “Our newly implemented hedging program is achieving our objectives to first avoid swings in earnings and cash flow on provisional pricing and second, to build longer term price protection ensuring our cost structure.”

At June 30, 2010, Hecla had $197.4 million in cash and cash equivalents and no debt. Hecla has approximately 255.5 million shares of common stock outstanding.

METALS PRICES

During the second quarter of 2010, Hecla realized $18.96 and $1,246 per ounce of silver and gold, respectively, and $0.89 and $0.93 per pound, respectively, for zinc and lead.

Average prices for silver and gold in the second quarter of 2010 were 33% and 30% higher, respectively, compared to the same 2009 period. Average prices for lead and zinc in the second quarter of 2010 were 29% and 37% higher, respectively, compared with the same prior year period.

OPERATIONS

Hecla produced 2.6 million ounces of silver in the second quarter of 2010 at a total cash cost of negative $1.82 per ounce, after by-product credits. This compares with 3.0 million ounces of silver in the second quarter of 2009 at a total cash cost of $3.38 per ounce and 2.5 million ounces of silver in the first quarter of 2010 at a total cash cost of negative $3.03 per ounce. Cash costs in the second quarter of 2010 were higher compared with cash costs in the first quarter of 2010 because of lower prices for lead and zinc in the period.

By-product metal production totaled 17,880 ounces of gold, 21,623 tons of zinc and 11,582 tons of lead in the second quarter of 2010 compared with 15,925 ounces of gold, 19,410 tons of zinc and 10,650 tons of lead for the second quarter of 2009.

Baker said, “Improved grades at both operations compared to the first quarter of 2010 helped to underpin another strong operating quarter for Hecla. Despite some price weakness associated with base metals in the quarter, our cost structure remains low and is one of the lowest amongst the primary silver producers.”

Greens Creek - The Greens Creek mine in Alaska produced 1.8 million ounces of silver during the second quarter of 2010 at an average total cash cost per ounce of negative $4.56, compared to production of 2.1 million ounces at an average total cash cost per ounce of $2.14 for the prior year period. The decrease in cash costs in the second quarter of 2010 compared to the second quarter of 2009, despite lower silver production, is primarily the result of higher prices and volumes for by-product credits. On a year-over-year basis, silver grade in the second quarter of 2010 was 10% lower; however, silver grade improved 14% compared with the first quarter of 2010.

Milled tonnage averaged 2,252 tons per day in the second quarter of 2010, a further step toward our long-term goal of 2,300 tons per day. Good availability of long-hole stopes helped to increase ore production while other development and back-fill activities continue to track well with production in the mine. Currently, the mine is on track to produce 7 million ounces of silver this year.

During the second quarter of 2010, $4.0 million was capitalized for underground development, purchases of new equipment and construction projects at the Greens Creek mine.

Lucky Friday - The Lucky Friday mine in northern Idaho produced 797,385 ounces of silver during the second quarter of 2010 at an average total cash cost of $4.47 per ounce of silver after by-product credits, compared to 868,339 ounces of silver during the second quarter of 2009 at an average total cash cost of $6.41 per ounce. Cash costs in the second quarter of 2010 were lower compared with the second quarter of 2009 due to higher prices for by-product credits. Lower quarterly silver production compared to the second quarter of 2009 is the result of rehabilitation work in the exhaust shaft and secondary escape-way. The mine is forecast to produce approximately 3 million ounces of silver in 2010.

Unit operating costs for mining and milling in the second quarter of 2010 were $71.97 per ton, or 7% lower than in the second quarter of 2009.

Capitalized mine costs in the second quarter were $14.0 million. This included continued detailed engineering work, as well as lateral development for an internal shaft and work at the new #4 tailings facility.

In May 2010, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local 5114, formalized a six-year collective bargaining agreement with our subsidiary, Hecla Limited, for the Lucky Friday mine. Terms and conditions will not materially change Lucky Friday’s cost structure.

EXPLORATION

During the second quarter, $5.8 million was spent on exploration. Hecla’s programs consist of underground and surface drill testing at the Greens Creek and Lucky Friday mine properties, as well as surface drill testing at projects in Idaho, Colorado and Mexico. Up to ten drills were active across the project areas during the quarter. Baker said, “We’ve seen continued success with deeper drilling at Lucky Friday while in-mine drilling at Greens Creek is finding important extensions to current reserves and resources. It’s still relatively early in the surface exploration season and programs in our four project areas are just receiving assay data to direct additional drilling. The 2010 program is a ramp-up of our exploration activities and significant for some areas such as Greens Creek where we’ve had limited surface programs in the past two seasons.”

Greens Creek - Good drill results from the NWW and 200 South zones lead Hecla to believe that new reserves and resources could be outlined over time. Definition and exploration drilling of the NWW zone in the northern part of the mine have defined and extended two distinct limbs of a major folded orebody for over 200 feet down dip. Variable widths of massive sulfide up to 42 feet have been intersected on the two limbs of the fold. The drill intercepts contain higher-than-expected grades of precious metals such as: 0.72 ounces per ton gold and 75.6 ounces per ton silver with base metals over 2.6 feet. The closest previous holes above this area grade 0.27 ounces per ton gold and 33 ounces per ton silver plus base metals over 41 feet in the upper limb and 0.28 ounces per ton gold and 4.9 ounces per ton silver with base metals over 7.7 feet on the lower limb. Drilling later this year could expand both limbs further along strike.

Drilling from the 1147 Drift targeted the projection of the 200 South zone to the south and west. The first three holes completed included a 13-foot section of massive sulfide that graded 0.25 ounces per ton gold, 2.1 ounces per ton silver, 2.1% lead and 23.3% zinc. The second hole intersected a 30-foot interval of baritic ores and silicified argillite with elevated silver grades. Assays are pending on a few holes in this area as drilling continues to the south along the 1147 Drift to define extensions of the 200 South and 5250 South.

The surface drill program began in late May and is designed to systematically evaluate a series of targets including the north and eastern projection of the NE mine contact and the Killer Creek gossans. Disseminated mineralization, near the mine horizon and fault structures, has been observed in each of these target areas and drilling will attempt to expand the mineralized horizon and identify the next new orebody at Greens Creek.

Lucky Friday - Two underground drills continue to test the potential to expand the resource area outwards to the east with one program evaluating the interval between the 6300 and 6800 levels of the mine, and the other is testing below the 7000 level of the mine to about the 7900 level. Drilling to the east of the resource between the 6300 to 6800 levels shows that the 30 Vein continues to be strong. Selected assays from this area include: 12 feet of 30.4 ounces per ton silver and 24.4% combined lead-zinc and 4.6 feet of 16.4 ounces per ton silver and 11.4% combined lead-zinc.

Drilling below the 7000 level 500 feet to the east of the current resource boundary indicates that the 30 Vein locally narrows and contains higher-grade mineralization while secondary vein structures such as the 60, 70 and 90 Veins host wider zones with strong silver-lead-zinc. These results confirm that the vein structures continue at least 500 feet east of the known resources. Selected results include: 2.6 feet of 17.8 ounces per ton silver and 13.5% combined lead-zinc in the 30 Vein, 2.3 feet grading 43 ounces per ton silver plus 18.1% combined lead-zinc in the 60 Vein, 2.3 feet of 57.5 ounces per ton silver plus 33.4% combined lead-zinc in the 130 Vein. In the second quarter of 2010, we continued to have success defining new resources at the Lucky Friday.

Silver Valley - Drill programs east and west of the Lucky Friday mine with three surface rigs are designed to test the Silver Mountain and You Like/30 Vein trends, respectively. Cross veins such as the Lucretia and Gettysburg Veins that parallel the Lucky Friday structures will also be evaluated. Hecla’s program in these areas represents the first exploration on these targets in more than 50 years.

Encouraging mineralization and structures have been observed in the Silver Mountain drilling which is interpreted to be the eastern extension of the Lucky Friday veins. Drilling in the You Like target area west of the Lucky Friday Expansion area has intersected multiple vein structures and validated extensions at depth of previously identified shallower mineralization in historic workings. These are the first holes in a program to evaluate a significant exploration target (4,000 foot strike length, 7,000 feet down dip) between the western boundary of the Lucky Friday extension to the past-producing Star and You Like Vein deposits.

Drilling of both cross structures in this area, the Lucretia and Gettysburg, have cut silver-bearing veins along trend of historic vein production. Drilling will continue on all of these structures and veins to better define geometries and potential future resources.

San Juan Silver - In southern Colorado, Hecla is earning a 70% interest in the San Juan Silver Joint Venture from its partners, Emerald Mining & Leasing, LLC, and Golden 8 Mining, LLC. Significantly, the Five-Year Plan of Operations and Environmental Assessment was approved by the U.S. Forest Service on June 15 allowing Hecla to fully access the 25-square-mile, district-controlling land package of the past-producing Creede mining district. Drills are initially targeting on-strike extensions to the Bulldog and Amethyst Vein structures which were prolific silver-bearing veins in the past and also evaluating new areas along the Equity and Amethyst Vein structures where there has been limited historic exploration. Assays are pending on all the drilling.

Mexico - On the San Sebastian property, a systematic evaluation of targets through drilling and surface prospecting continues. At the Pedernalillo target, near the past-producing Don Sergio Vein, assays from the major quartz vein include 5.82 meters at 0.67 grams per tonne gold and 4.8 grams per tonne silver. Assays from a 10.2 meter zone of brecciation with moderate to strong pyrite directly below the vein are pending. Assay modeling and vein textures suggest that the most favorable target for enriched precious metals in the mineral system is at depth.

Features of the intersected veins and initial drill results on the first hole at the Cerro Santiago target area are promising. One of several near surface, and partially oxidized veins, graded 117 grams per tonne silver over 4.65 meters, with a narrower zone of 336 grams per tonne silver over 1.48 meters. Assay results from the remainder of the hole are pending. The Cerro Santiago target covers a strong silver and gold soil anomaly. Characteristics of the quartz intersected in the veins at Cerro Santiago have similarities to other parts of the district where high-grade precious metals are known. Drill programs on the Pedernalillo and Cerro Santiago targets will continue over the next few months.

PRODUCTION AND COST OUTLOOK

Hecla is on track to meet its full-year production guidance of 10 to 11 million ounces of silver. Cash costs of negative $1.82 per ounce of silver in the second quarter and cash costs of negative $2.41 per ounce of silver in the first six months of 2010 are lower than full-year guidance of $1.90-$2.25 per ounce. Hecla is revising full-year cash costs per ounce downward to be in a range of $1.00-$1.50 per ounce. Hecla’s estimate of cash costs in 2010 is based on by-product prices of $0.80 per pound for zinc and lead.

Hecla Mining Company and its subsidiaries headquartered in Coeur d'Alene, Idaho, mine, process and explore for silver and gold in the United States and Mexico. Hecla has been in business for 119 years and have long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, operating risks, project development risks, political risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," mineralization,” "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
FINANCIAL DATA

Sales	$88,631	$74,610	$168,506	$129,331
Gross Profit	$38,066	$17,157	$65,602	$27,026
Income (loss) applicable to common shareholders	$13,675	$(910)	$32,111	$2,994
Basic income per common share	$0.06	$0.00	$0.13	$0.01
Diluted income (loss) per common share	$0.05	$0.00	$0.12	$0.01
Net income	$17,084	$2,499	$38,928	$9,811
Cash flow provided by operating activities	$54,041	$20,043	$73,354	$19,587
PRODUCTION SUMMARY – TOTALS (1)

Silver – Ounces produced	2,628,664	2,983,437	5,112,398	5,846,588
Payable ounces sold	2,027,064	2,615,495	4,069,304	4,888,157
Gold – Ounces produced	17,880	15,925	34,742	33,974
Payable ounces sold	13,423	14,492	26,275	27,622
Lead – Tons produced	11,582	10,650	23,763	21,475
Payable tons sold	9,173	8,785	18,781	17,258
Zinc – Tons produced	21,623	19,410	43,834	38,121
Payable tons sold	17,302	18,189	32,956	30,358
Average cost per ounce of silver produced (2):
Total cash costs ($/oz.) (3)	(1.82)	3.38	(2.41)	4.01
Total production costs ($/oz.)	4.00	8.92	3.68	9.48
AVERAGE METAL PRICES

Silver – London PM Fix ($/oz.)	$18.32	$13.73	$17.62	$13.17
Realized price per ounce	$18.96	$14.15	$17.94	$14.04
Gold – London PM Fix ($/oz.)	$1,196	$922	$1,152	$915
Realized price per ounce	$1,246	$970	$1,178	$954
Lead – LME Cash ($/pound)	$0.88	$0.68	$0.95	$0.60
Realized price per pound	$0.93	$0.77	$0.93	$0.69
Zinc – LME Cash ($/pound)	$0.92	$0.67	$0.98	$0.60
Realized price per pound	$0.89	$0.77	$0.92	$0.71

(1)  Quantities produced are amounts recovered in our milling processes and contained in concentrate and doré shipped by us, while payable quantities are net of deductions taken by smelters and refiners to which we ship our products. Differences between the two values also include inventory variations.

(2)  Total cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see the cash costs per ounce reconciliation section.

(3) Includes gold, lead and zinc produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Sales of products	$88,631	$74,610	$168,506	$129,331
Cost of sales and other direct production costs	35,545	41,526	71,815	71,160
Depreciation, depletion and amortization	15,020	15,927	31,089	31,145
	50,565	57,453	102,904	102,305
Gross profit	38,066	17,157	65,602	27,026

Other operating expenses (income)
General and administrative	4,664	4,604	8,777	9,328
Exploration	5,820	1,236	9,249	2,264
Other operating expenses	1,601	1,348	2,565	2,624
Gain on sale of properties, plants and equipment	--	--	--	(6,228)
Termination of employee benefit plan	--	--	--	(8,950)
Provision for closed operations and environmental matters	1,389	1,029	4,765	1,906
	13,474	8,217	25,356	944
Income from operations	24,592	8,940	40,246	26,082

Other income (expense):
Gain on sale of investments	--	--	588	--
Gain on derivative contracts	1,999	--	1,999	--
Loss on impairment of investments	(739)	(3,018)	(739)	(3,018)
Interest and other income	16	136	67	346
Debt-related fees	--	(464)	--	(5,739)
Interest expense	(529)	(2,750)	(1,207)	(7,430)
	747	(6,096)	708	(15,841)
Income before income taxes	25,339	2,844	40,954	10,241
Income tax provision	(8,255)	(345)	(2,026)	(430)

Net income	17,084	2,499	38,928	9,811
Preferred stock dividends	(3,409)	(3,409)	(6,817)	(6,817)

Income (loss) applicable to common shareholders	$13,675	$(910)	$32,111	$2,994

Basic income per common share after preferred dividends	$0.06	$0.00	$0.13	$0.01

Diluted income per common share after preferred dividends	$0.05	$0.00	$0.12	$0.01

Basic weighted average number of common shares outstanding	248,549	222,417	245,371	209,659

Diluted weighted average number of common shares outstanding	266,374	222,417	263,868	210,475

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$197,378	$104,678
Short-term investments and securities available for sale	--	1,138
Accounts and notes receivable	23,401	27,427
Inventories	24,673	21,466
Deferred taxes	7,134	7,176
Other current assets	5,468	4,578
Total current assets	258,054	166,463
Investments	1,262	2,157
Restricted cash and investments	9,468	10,945
Properties, plants and equipment, net	815,331	819,518
Deferred taxes	38,250	38,476
Other noncurrent assets	7,370	9,225

Total assets	$1,129,735	$1,046,784

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$23,325	$13,998
Accrued payroll and related benefits	6,832	14,164
Accrued taxes	4,984	6,240
Current portion of accrued reclamation and closure costs	5,815	5,773
Current portion of capital leases	1,760	1,560
Total current liabilities	42,716	41,735
Capital leases	2,899	3,281
Accrued reclamation and closure costs	122,000	125,428
Other noncurrent liabilities	11,390	10,855

Total liabilities	179,005	181,299

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	63,967	59,604
Capital surplus	1,172,006	1,121,076
Accumulated deficit	(268,803)	(300,915)
Accumulated other comprehensive loss	(14,932)	(14,183)
Treasury stock	(2,051)	(640)

Total shareholders' equity	950,730	865,485

Total liabilities and shareholders' equity	$1,129,735	$1,046,784

Common shares outstanding at end of period	255,480	238,416

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands – unaudited)

	Six Months Ended
	June 30, 2010	June 30, 2009
OPERATING ACTIVITIES
Net income	$38,928	$9,811
Noncash elements included in net income (loss):
Depreciation, depletion and amortization	31,177	31,145
Gain on sale of investments	(588)	--
Gain on disposition of properties, plants and equipment	--	(6,228)
Provision for reclamation and closure costs	2,502	822
Stock compensation	2,473	1,911
Preferred shares issued for bank fees	--	4,262
Deferred income taxes	268	--
Amortization of loan origination fees	320	2,264
Gain on curtailment of employee benefit plan	--	(8,950)
Loss on impairment of investments	739	3,018
(Gain) loss on derivative contract	(2,202)	1,230
Other, net	328	773
Change in assets and liabilities:
Accounts and notes receivable	4,023	(13,154)
Inventories	(3,207)	62
Other current and noncurrent assets	2,517	(1,578)
Accounts payable and accrued expenses	10,018	(8,657)
Accrued payroll and related benefits	(7,332)	1,595
Accrued taxes	(1,256)	417
Accrued reclamation and closure costs and other noncurrent liabilities	(5,354)	844
Net cash provided by operating activities	73,354	19,587

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(26,427)	(9,267)
Proceeds from sale of investments	1,138	--
Proceeds from disposition of properties, plants and equipment	--	8,017
(Increase) decrease in restricted cash	1,476	(215)
Net cash used in investing activities	(23,813)	(1,465)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	45,562	--
Proceeds from issuance of stock, net of related cost	--	128,316
Acquisition of treasury shares	(693)	--
Dividends paid to preferred shareholders	(966)	--
Payments on interest rate swap	--	(1,946)
Repayments of debt	(744)	(123,605)
Net cash provided by financing activities	43,159	2,765

Net increase in cash and cash equivalents	92,700	20,887
Cash and cash equivalents at beginning of period	104,678	36,470
Cash and cash equivalents at end of period	$197,378	$57,357

HECLA MINING COMPANY
Production Data

	Second Quarter Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GREENS CREEK UNIT
Tons of ore milled	204,972	205,122	403,096	396,606
Mining cost per ton	$41.30	$40.43	$41.65	$42.28
Milling cost per ton	$22.28	$20.13	$22.17	$21.64
Ore grade milled – Silver (oz./ton)	12.4	13.8	11.7	14.0
Silver produced (oz.)	1,831,279	2,115,098	3,432,934	4,111,951
Gold produced (oz.)	17,880	15,925	34,742	33,974
Lead produced (tons)	6,535	5,353	13,215	10,539
Zinc produced (tons)	19,481	16,874	39,161	32,994
Average cost per ounce of silver produced (1):
Total cash costs (2)	$(4.56)	$2.14	$(5.45)	$2.66
Total costs	$2.75	$8.76	$2.48	$9.27
Capital additions (in thousands)	$4,056	$3,318	$5,751	$6,228
LUCKY FRIDAY UNIT
Tons of ore processed	79,428	84,188	171,469	170,634
Mining cost per ton	$56.62	$61.67	$54.71	$58.70
Milling cost per ton	$15.35	$15.70	$14.87	$14.84
Ore grade milled – Silver (oz./ton)	10.8	11.0	10.5	10.8
Silver produced (oz.)	797,385	868,339	1,679,464	1,734,637
Lead produced (tons)	5,047	5,297	10,548	10,936
Zinc produced (tons)	2,142	2,536	4,673	5,127
Average cost per ounce of silver produced (1):
Total cash costs (2)	$4.47	$6.41	$3.81	$7.22
Total costs	$6.87	$9.29	$6.14	$9.98
Capital additions (in thousands)	$14,048	$3,974	$20,529	$7,223

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$ (4,784)	$ 10,094	$ (12,317)	$ 23,462
Divided by silver ounces produced	2,628	2,983	5,112	5,847
Total cash cost per ounce produced	$ (1.82)	$ 3.38	$ (2.41)	$ 4.01
Reconciliation to GAAP:
Total cash costs	$ (4,784)	$ 10,094	$ (12,317)	$ 23,462
Depreciation, depletion and amortization	15,020	15,927	31,089	31,145
Treatment costs	(21,619)	(17,406)	(46,535)	(34,936)
By-product credits	64,066	43,851	133,461	81,726
Change in product inventory	(2,401)	4,811	(2,858)	487
Reclamation, severance and other costs	283	176	64	421
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$ 50,565	$ 57,453	$ 102,904	$ 102,305

GREENS CREEK UNIT
Total cash costs	$ (8,345)	$ 4,530	$ (18,711)	$ 10,941
Divided by silver ounces produced	1,831	2,115	3,433	4,112
Total cash cost per ounce produced	$ (4.56)	$ 2.14	$ (5.45)	$ 2.66
Reconciliation to GAAP:
Total cash costs	(8,345)	4,530	(18,711)	10,941
Depreciation, depletion and amortization	13,108	13,425	27,188	26,357
Treatment costs	(18,063)	(13,359)	(38,000)	(26,663)
By-product credits	52,850	34,439	108,776	64,965
Change in product inventory	(2,096)	4,447	(2,430)	361
Reclamation, severance and other costs	278	196	52	435
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$ 37,732	$ 43,678	$ 76,875	$ 76,396

LUCKY FRIDAY UNIT
Total cash costs	$ 3,561	$ 5,564	$ 6,394	$ 12,521
Divided by silver ounces produced	797	868	1,679	1,735
Total cash cost per ounce produced	$ 4.47	$ 6.41	$ 3.81	$ 7.22
Reconciliation to GAAP:
Total cash costs	3,561	5,564	6,394	12,521
Depreciation, depletion and amortization	1,912	2,502	3,901	4,788
Treatment costs	(3,556)	(4,047)	(8,535)	(8,273)
By-product credits	11,216	9,412	24,685	16,761
Change in product inventory	(305)	364	(428)	126
Reclamation and other costs	5	(20)	12	(14)
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$ 12,833	$ 13,775	$ 26,029	$ 25,909

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Don Poirier, vice president – corporate development, 208-769-4128